Exhibit 107

Calculation of Filing Fee Table

FORM S-3
(Form Type)

Evolution Petroleum Corporation
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered and Carryforward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	Equity	Common Stock, par value $0.001	415(a)(6)	_	_	_		_	_		S-3	333-231412	May 31, 2019
Carry Forward Securities	Equity	Preferred Stock, par value $0.001	415(a)(6)	_	_	_		_	_		S-3	333-231412	May 31, 2019
Carry Forward Securities	Debt	Debt Securities	415(a)(6)	_	_	_		_	_		S-3	333-231412	May 31, 2019
Carry Forward Securities	Other	Warrants	415(a)(6)	_	_	_		_	_		S-3	333-231412	May 31, 2019
Carry Forward Securities	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	415(a)(6)	_	_	$500,000,000	(3)	_	_		S-3	333-231412	May 31, 2019	$50,350	(4)
		Total offering Amounts				$500,000,000
		Total Fees Previously Paid		_	_	_			$50,350	(4)	_	_	_	_
		Net Fee Due		_	_	_			$0		_	_	_	_

(1)	There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, as may be issued upon conversion, redemption, exchange, exercise or settlement, as applicable, of any shares of preferred stock, warrants or debt securities that provide for such conversion, redemption, exchange, exercise or settlement, including such shares of common stock or shares of preferred stock as may be issued pursuant to anti-dilution adjustments determined at the time of offering or as may be issuable as a result of stock splits, stock dividends or similar transactions, pursuant to Rule 416 under the Securities Act (the “Indeterminate Securities”). The shares of common stock, shares of preferred stock, warrants, debt securities and Indeterminate Securities offered pursuant to the registration statement shall have an aggregate initial offering price not to exceed $500,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.
(3)	The proposed maximum aggregate offering price reflected in the table has been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(4)	The Registrant previously paid a filing fee of $50,350 in connection with the registration of $500,000,000 in aggregate offering price of securities pursuant to the registration statement on Form S-3 (File Number 333-231412) filed on May 31, 2019 (the “Unsold Securities”), of which $500,000,000 remains unsold. The Registrant expects to carry forward to this registration statement the remaining portion of the Unsold Securities pursuant to Rule 415(a)(6) under the Securities Act.